Moomjian, Waite, Wactlar & Coleman, LLP
100 Jericho Quadrangle
Suite 225
Jericho, New York 11753
(516) 937-5900
Fax: (516) 937-5050

December 13, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20006

Re:	Windswept Environmental Group, Inc.
Registration Statement on Form S-1

Dear Sirs/Madams:

We have acted as counsel for Windswept Environmental Group, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,395,061 shares (the “Shares”) of the common stock, par value $.0001 per share (the “Common Stock”), of the Company, to be offered and sold by a certain stockholder of the Company (the “Selling Stockholder”). In this regard, we have participated in the preparation of the Registration Statement on Form S-1 (the “Registration Statement”) relating to the Shares. The Shares are comprised of an aggregate of 5,395,061 shares of Common Stock issuable upon the conversion of a convertible note (the “Note”) of the Company.

We are of the opinion that the Shares, upon issuance in accordance with the terms of the Note, will be duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included herein.

Very truly yours, /s/ Moomjian, Waite, Wactlar & Coleman, LLP Moomjian, Waite, Wactlar & Coleman, LLP